Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation in the previously filed Registration Statements on Form S-8 of Quest Resource Corporation (the “Company”) (File Nos. 333-74560, 333-70431 and 333-132979) and Form S-3 (File Nos. 333-133243, 333-134216 and 333-140116) of our report dated March 7, 2007 related to the consolidated financial statements of the Company as of December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005, the seven months ended December 31, 2004, and the fiscal year ended May 31, 2004 which appear in the Company’s Form 10-K for the year ended December 31, 2006.

/s/ Murrell, Hall, McIntosh & Co., PLLP

Oklahoma City, Oklahoma
March 15, 2007